U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549
____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 30, 2008

EMERITUS CORPORATION
(Exact name of registrant as specified in charter)

Washington	1-14012	91-1605464
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121
(Address of principal executive offices) (Zip Code)

(206) 298-2909
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 11, 2008, Emeritus Corporation (the “Company”) filed a current report under Form 8-K, Item 1.01 disclosing that it had entered into an asset purchase agreement dated June 06, 2008, with Health Care REIT, Inc. (HCN) and its affiliated signatories to purchase 29 communities consisting of 2,257 units located throughout the United States.  Pursuant to the leases described in Item 1.02 below, the Company operated these facilities as assisted living and memory care service communities for seniors.  On June 30, 2008, the Company completed the first phase of the transaction.  This first phase closing consists of 19 communities with a capacity of 1,564 units for a purchase price of $222.7 million, excluding closing costs and loan fees.  In connection with the closing, the Company entered into certain credit facilities described in Item 2.03 below.  The information set forth in Item 2.03 is incorporated by reference into this Item 1.01.

Item 1.02	Termination of a Material Definitive Agreement.

As a result of the acquisition described in Item 1.01 above, the master lease agreement dated September 30, 2003, between HCN and the Company was amended to remove 18 communities from the lease effective as of June 30, 2008.  In addition, an individual community lease dated February 26, 1996, between HCN and the Company was terminated.  These leases had initial terms of 15 years.  The aggregate annual base rent under the leases was approximately $13.3 million as of the closing date and provided for annual rent adjustments based on the lesser of a fixed increase (0.25% for the individual lease and 0.2867% for the master lease), or three times the change in the Consumer Price Index.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the purchase of 19 communities referred to in Item 1.01 above, the Company borrowed a total of $163.2 million pursuant to loan agreements dated as of June 30, 2008, between (i) KeyCorp Real Estate Capital Markets, Inc., a subsidiary of KeyBank, N.A. as lender, (ii) each of 19 of the Company’s single purpose limited liability company subsidiaries (the “Borrowers”) and (iii) Summerville Senior Living, Inc., as member/manager of the Borrowers.  Pursuant to these loan agreements, the Borrowers issued 10-year notes that bear interest at a fixed rate of 6.65%, (the “Notes”).  The Notes are secured by the 19 properties purchased.  The Notes require monthly payments of interest only in the first year, with payments of principal and interest based on a 30-year amortization period thereafter until maturity, at which time all outstanding principal and accrued but unpaid interest are payable in full.  The Notes were purchased by Freddie Mac.  The Notes may be prepaid subject to a prepayment penalty based on a formula defined in the loan agreements.  The Notes are cross collateralized and contain customary events of default, including those related to non-payment and the sale or transfer of collateral.

In addition, HCN provided unsecured financing of $50.0 million pursuant to a promissory note dated as of June 30, 2008, between HCN and the Company (the “HCN Loan”). The HCN Loan bears interest at an annual rate of 8.0%, increasing on each anniversary date by 25 basis points, and is payable monthly on an interest-only basis for the three-year term, at which time the entire principal amount and any accrued but unpaid interest is due and payable in full.  The HCN Loan may be repaid at any time prior to maturity without penalty.  The promissory note includes provisions whereby any default under any lease or other obligation between the Company and HCN, would constitute a default of this indebtedness.

Item 9.01                      Financial Statement and Exhibits.

(d)           Exhibits

Exhibit No.                                           Description

99.1	Press Release dated July 1, 2008, EMERITUS COMPLETES PURCHASE OF 19 COMMUNITIES.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

July 3, 2008		EMERITUS CORPORATION

	By:	/s/ Raymond R. Brandstrom
Raymond R. Brandstrom
Executive Vice President-Finance, Chief Financial Officer and Secretary

INDEX TO EXHIBITS

Exhibit No.                                           Description

99.1	Press Release dated July 1, 2008, EMERITUS COMPLETES PURCHASE OF 19 COMMUNITIES.